CYTEC INDUSTRIES INC. AND SUBSIDIARIES         Exhibit 12

             Computation of Ratio of Earnings to Fixed Charges
                       (Dollar amounts in millions)


                                Three Months Ended      Six Months Ended
                                  June 30, 1996           June 30, 1996

Earnings before income taxes          $44.1                  $83.2

Add:

  Interest on indebtedness

    net of capitalized interest         1.4                    2.8

  Portion of rents representative

    of the interest factor              1.3                    2.6
                                       ----                   ----
  Earnings as adjusted                $46.8                  $88.6
                                       ----                   ----
                                       ----                   ----
  Fixed charges:

    Interest on indebtedness          $ 1.7                  $ 3.3

    Portion of rents representative

      of the interest factor            1.3                    2.6
                                       ----                   ----
    Fixed charges                     $ 3.0                  $ 5.9
                                       ----                   ----
                                       ----                   ----
    Ratio of earnings to fixed
      charges                          15.6                   15.0
                                       ----                   ----
                                       ----                   ----
For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of earnings before income taxes which include the Company's share of pre-tax equity in earnings of associated companies, plus fixed charges less capitalized interest and (b) fixed charges consist of interest on long-term debt, plus the portion of rentals representative of an interest factor plus the Company's share of such charges of associated companies.
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